UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2020

ZOGENIX, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34962	20-5300780
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5959 Horton Street, Suite 500, Emeryville, CA	94608
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 550-8300

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ZGNX	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933(§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 15, 2020, upon recommendation of the Nominating and Corporate Governance Committee of the Board of Directors (the “Board”) of Zogenix, Inc. (the “Company”), the Board appointed Caroline M. Loewy, Mary E. Stutts and Denelle J. Waynick to fill newly-created seats on the Board, effective September 21, 2020. Ms. Loewy was appointed as a Class I director, Ms. Stutts was appointed as a Class II director, and Ms. Waynick was appointed as a Class III director, with initial terms expiring at the 2023, 2021, and 2022 annual stockholder meetings, respectively.

Caroline M. Loewy, 54, serves on public company boards, provides strategic advisory services, and has more than 25 years of experience in the biotechnology industry. Previously, she co-founded and served as Chief Financial Officer and Chief Business Officer of Achieve Life Sciences, Inc. from 2015 to 2017. Prior to that, she served as Chief Financial Officer of several life sciences companies, including Tobira Therapeutics, Inc. from 2012 to 2014, Corcept Therapeutics Incorporated from 2008 to 2011 and Poniard Pharmaceuticals, Inc. from 2006 to 2008. Ms. Loewy was also a senior biotechnology equity research analyst at Morgan Stanley, Inc. from 2000 to 2004 and Prudential Securities, Inc. from 1996 to 1999. She is a founding board member of the Global Genes Project and she is a member of the Steering Committee of the Forum for Collaborative Research in Rare Diseases. She is also a founding board member of the KCNQ2 Cure Alliance Foundation. Ms. Loewy serves on the boards of directors of CymaBay Therapeutics Inc., Aptose Biosciences Inc. and PhaseBio Pharmaceuticals, Inc. Ms. Loewy holds a B.A. from the University of California, Berkeley, and an M.B.A./M.S. degree from Carnegie Mellon University.

Mary E. Stutts, 65, has served as Senior Vice President, Corporate Relations of Sumitovant Biopharma Ltd. since 2020. Previously, Ms. Stutts served as Chief Inclusion, Diversity & Health Equity Officer at Stanford Health Care from 2017 to 2020. Prior to that role, she served as Vice President, External Affairs at Comcast NBCUniversal from 2013 to 2017. Ms. Stutts has also served as Vice President, Corporate Communications at Bristol-Myers Squibb from 2011 to 2013, Senior Vice President, Corporate Relations of Elan Pharmaceuticals LLC from 2008 to 2011, Vice President, Corporate Communicates at UnitedHealth Group Incorporated from 2007-2008 and in various roles of increasing responsibility at Genetech, Inc. from 2001 to 2007. From 1998 to 2001 she served as Global Director Public Policy & Communications at Bayer Corporation and from 1990 to 1998, in various roles of increasing responsibility at Kaiser Permanente. Ms. Stutts holds a Masters of Health Administration from the University of Southern California and a B.A. from the University of Louisiana.

Denelle J. Waynick, 53, has served as General Counsel and Corporate Secretary of MyoKardia, Inc. since June 2020. Previously, Ms. Waynick served as Vice President, Legal Affairs, U.S. General Counsel, Secretary & Head of Global Enterprise Risk Management at UCB, Inc. from 2014 through June 2020. Prior to UCB, Ms. Waynick oversaw legal operations as Vice President, Legal Affairs, Global Brands at Actavis, Inc. (now AbbVie) from 2008 to 2014. She also served as Chief of Staff for the Office of the New Jersey Attorney General from January to October 2008 and served as Legal Director at Schering-Plough (now Merck) from 2003 to 2008. She began her legal career in the corporate law department of Paul Hastings in Los Angeles. Several years later, she joined the healthcare group at Gibbons P.C., in Newark, New Jersey, where she ultimately served as Partner. Ms. Waynick holds a J.D. from Howard University School of Law and a B.A. in Accounting from Rutgers, The State University of New Jersey-Newark.

In connection with their appointment to the Board, pursuant to the Company’s independent director compensation policy, Ms. Loewy, Ms. Stutts and Ms. Waynick have each been granted an option to purchase 20,000 shares of the Company’s common stock, which have an exercise price equal to the fair market value of the Company’s common stock on the date of grant. The options will vest over three years, subject to each respective director’s continued service on the Board through the applicable vesting dates. Ms. Loewy, Ms. Stutts and Ms. Waynick will receive cash compensation for their service on the Board in accordance with the Company’s independent director compensation policy, as such policy may be amended from time to time.

Each director will enter into the Company’s standard indemnification agreement for directors. The independent director compensation policy and form of indemnification agreement are filed as Exhibits 10.9 and 10.1 respectively, to the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 2, 2020.

There are no other arrangements or understandings between Ms. Loewy, Ms. Stutts or Ms. Waynick and any other person pursuant to which they were selected to serve on the Board. There are no transactions in which the Company is a party and in which Ms. Loewy, Ms. Stutts and Ms. Waynick have a material interest subject to disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZOGENIX, INC.

Date: September 21, 2020	By:	/s/ Shawnte M. Mitchell
	Name:	Shawnte M. Mitchell
	Title:	Executive Vice President, General Counsel and Secretary